Exhibit 10.18

ITERUM THERAPEUTICS PLC

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Members of the board of directors (the “Board”) of Iterum Therapeutics plc (the “Company”) shall be eligible to receive the cash and equity compensation for their service on the Board and any committee of the Board (a “Committee”) as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Director”), unless such Director declines the receipt of such cash compensation or equity grants by written notice to the Company. No separate compensation for Board service shall be paid to any member of the Board who is an employee of the Company or any parent or subsidiary of the Company. This Policy shall remain in effect until it is amended or rescinded by further action of the Board.

Cash Compensation

Commencing upon the execution and delivery of the underwriting agreement between the Company and the underwriters managing the Company’s initial public offering (the “IPO Date”), each Director shall be eligible to receive the annual cash retainers described below. The annual cash retainers will be paid in four equal quarterly installments in arrears, and will be fully vested and earned when paid.

Each Director shall be eligible to receive an annual cash retainer of $35,000 for service on the Board. The non-executive chairperson of the Board shall be eligible to receive an additional annual cash retainer of $27,500 for such service.

In addition, the Directors shall be eligible to receive annual cash retainers for service on our Committees as follows:

•	The chairperson of the Audit Committee shall be eligible to receive an annual cash retainer of $15,000 for such service, and each of the other members of the Audit Committee shall be eligible to receive an annual cash retainer of $7,500.

•	The chairperson of the Compensation Committee shall be eligible to receive an annual cash retainer of $12,000 for such service, and each of the other members of the Compensation Committee shall be eligible to receive an annual cash retainer of $6,000.

•	The chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an annual cash retainer of $8,000 for such service, and each of the other members of the Nominating and Corporate Governance Committee shall be eligible to receive an annual cash retainer of $4,000.

The first installment of the cash retainers described above following the IPO date will be prorated for the number of actual days remaining in such calendar quarter. In addition, each person who is elected or appointed to be a Director or who is appointed to serve as non-executive chairperson of the Board or a member or chairperson of one of the Committees described above, in each case other than on the first day of a calendar quarter, shall be eligible to receive a pro rata amount of the annual cash retainers described above with respect to the calendar quarter in which such person becomes a Director, non-executive chairperson or a member or chairperson of one of the Committees, as applicable, which pro rata amount reflects a reduction for each day during the calendar quarter prior to the date of such election or appointment.

Equity Compensation

General Terms. The equity compensation set forth below will be granted under the Iterum Therapeutics Public Limited Company Equity Incentive Plan—Sub Plan for Non-Employee Directors and Consultants, as may be amended from time to time (the “Plan”). Each stock option and restricted stock unit award, as applicable, will be subject to the terms and conditions in the forms of award agreements previously approved by the Board or the Compensation Committee, as applicable, for use in connection with grants to Directors under this Policy.

All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Company ordinary shares on the date of grant (provided, that in all cases, the exercise price shall not be less than the nominal value of the Company’s ordinary shares), and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Stock options will be “early exercisable,” and each Director will timely provide to the Company a copy of any election made under Section 83(b) of the U.S. Internal Revenue Code, as amended (or similar election under non-U.S. tax laws), if applicable.

Annual Equity Grant. At the close of business on the date of each annual shareholder meeting of the Company, each Director will be automatically, and without further action by the Board, receive annual equity awards (collectively referred to as the “Annual Equity Grant”) as follows:

•	Each director shall receive an Annual Equity Grant determined in accordance with the rules below based on an aggregate grant date value of US$80,000.

•	The Annual Equity Grant shall be granted as a mix of options and restricted stock units, at each individual Director’s election. Each Director must determine his or her mix of equity awards through written election (in the manner designated by the Company) no later than 30 days prior to the applicable grant date for the Annual Equity Grant. In the event that a Director fails to make an election by the deadline, such Director’s Annual Equity Grant will automatically be granted as (i) a stock option with a grant date value of US$40,000 and (ii) a restricted stock unit award with a grant date value of US$40,000.

•	Each stock option will vest in full upon the first anniversary of the date of grant, and each restricted stock unit award will vest in full upon the first anniversary of the date of grant, in each case subject to the Director’s Continuous Service (as defined in the Plan) through each applicable vesting date.

•	The actual number of shares under a stock option to be granted under this Policy will be determined using the same method the Company uses to calculate the grant-date fair value of stock options in its financial statements, except that no provision will be made for estimated forfeitures related to service-based vesting. The actual number of shares under a restricted stock unit award to be granted under this Policy will be determined by dividing the grant date value by a 30-day volume weighted average trading price (ending on the trading day immediately preceding the grant date).

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If a Director is first elected or appointed to the Board following the date of the annual shareholder meeting of the Company, such Director will receive a prorated Annual Equity Grant with the number of shares underlying such grant determined based on the number of days between the date such Director joins the Board and the calendar day of the prior annual shareholder meeting. For example, if the annual shareholder meeting was held on May 1, 2019 and a new Director joins the Board on September 2, 2019, the number of shares under the Annual Equity Grant will be prorated assuming that the next annual shareholder meeting were held on May 1, 2020 (regardless of the day such meeting is actually held).

IPO Grant. On the IPO Date, each Director will automatically, and without further action by the Board, receive an equity grant representing the same grant date value and determined in accordance with the rules as provided above with respect to the Annual Equity Grant (the “IPO Grant”).

Expense Reimbursements

The Company will reimburse each Director for his or her reasonable travel (including airfare and ground transportation), lodging and meal expenses incidental to in-person attendance at and participation in in Board and/or Committee meetings, provided that such Director timely submit to the Company appropriate documentation substantiating such expenses.

If any expense reimbursement payment is subject to tax imposed by the Irish Revenue Commissioners (“Revenue”), each Director will also be entitled to a payment, up to an amount (“Gross-Up Payment”) such that after the deduction of all taxes (including, without limitation, any income taxes calculated at the rate applicable to each Director for the year in which the expenses were incurred) on the Gross-Up Payment, the Director will retain an amount equal to the full reimbursement payment. Such Gross-Up Payment be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the taxable expense was incurred. All taxes due will be paid by the Company to Revenue.

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Adopted by the Board of Directors of Iterum Therapeutics plc on [    ] May 2018.